Exhibit 10.1

ENPRO INDUSTRIES, INC. MANAGEMENT STOCK PURCHASE DEFERRAL PLAN

(AS ESTABLISHED EFFECTIVE OCTOBER 29, 2012)

EnPro Industries, Inc. Management Stock Purchase Deferral Plan

(Established Effective October 29, 2012)

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3.3	Matching Awards of Restricted Share Units	8
3.4	Account Adjustments	9
3.5	Account Payments	9
3.6,	Withdrawals on Account of an Unforeseeable Emergency	11

ARTICLE IV AMENDMENT AND TERMINATION		13
4.1	Amendment or Termination of Plan	13

ARTICLE V MISCELLANEOUS PROVISIONS		14
5.1	Nature of Plan and Rights	14
5.2	Change in Control Set Aside	14
5.3	Spendthrift Provision	14
5.4	Successors	14
5.5	Employment Noncontractual	15
5.6	Applicable Law	15
5.7	Compliance with Code Section 409A	15
5.8	Employees Based Outside the United Stated	15
5.9	Claims Procedures	15

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ENPRO INDUSTRIES, INC. MANAGEMENT STOCK PURCHASE DEFERRAL PLAN

Statement of Purpose

EnPro Industries, Inc. (the “Company”) has established the EnPro Industries, Inc. Management Stock Purchase Deferral Plan to provide Eligible Employees an opportunity to defer a portion of their Covered Incentive Awards to be credited as Stock Units and to receive from the Company a matching award of Restricted Share Units under the Stock Plan. It is the intent of the Company that amounts deferred under the Plan by a Participant shall not be taxable to the Participant for income tax purposes until the time they are actually received by the Participant. The provisions of the Plan shall be construed and interpreted to give effect to this intent.

NOW, THEREFORE, for the purposes aforesaid, the Company hereby establishes the Plan effective as of October 29, 2012 (the “Effective Date”) as follows:

ARTICLE I

DEFINITIONS

Unless the context clearly indicates otherwise, when used in the Plan:

1.1	Account means the account maintained in Stock Units on the books of the Company to record a Participant’s interest under the Plan attributable to any amounts deferred by the Participant pursuant to Section 3.2, as adjusted from time to time pursuant to the terms of the Plan. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her Beneficiary, pursuant to the Plan. Each Account shall be divided into one or more Payment Sub-Accounts to facilitate the administration of payment elections made under Section 3.5.

1.2	Beneficiary means any person or trust designated by a Participant in accordance with procedures adopted by the Committee to receive the Participant’s Account in the event of the Participant’s death. If the Participant does not designate a Beneficiary, the Participant’s Beneficiary is his or her spouse, or if not then living, his or her estate.

1.3	Board means the Board of Directors of the Company.

1.4	Change in Control means any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest; or

(c) consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(d) consummation of (1) a complete liquidation or dissolution of the Company or (2) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

1.5	Code means the Internal Revenue Code of 1986, as amended. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

1.6	Committee means the Compensation and Human Resources Committee of the Board.

1.7	Common Stock means the common stock of the Company.

1.8	Company means EnPro Industries, Inc. and includes any successor thereto.

1.9	Covered Incentive Award means, with respect to a Participant, any incentive award payable to such Participant pursuant to any incentive compensation plan of the Company or any Participating Employer approved for purposes of the Plan by the Committee from time to time. Covered Incentive Awards may be payable annually, quarterly, or on such other basis as provided by the applicable incentive plan.

1.10	Effective Date has the meaning set forth in the preamble to the Plan.

1.11	Eligible Employee means an Employee designated as an Eligible Employee in accordance with Section 3.1. Eligible Employees are eligible to defer Covered Incentive Awards in accordance with Section 3.2.

1.12	Employee means an individual employed by a Participating Employer.

1.13	Exchange Act means the Securities Exchange Act of 1934.

1.14	Fair Market Value of a share of Common Stock means the closing price of the Common Stock on the relevant date (as of 4:00 P.M. Eastern Standard Time) as reported on the New York Stock Exchange — Composite Transactions listing (or similar report), or, if no sale was made on such date, then on the next preceding day on which such a sale was made.

1.15	Participant means any Eligible Employee who makes an election to participate in accordance with Section 3.2. Participant shall also include any former Eligible Employee who continues to have an Account maintained under the Plan.

1.16	Participating Employer means (a) the Company and (b) any other entity affiliated with the Company and designated as a participating employer under this Plan from time to time by the Committee, and their respective successors and assigns. As of the effective date of the Plan, the Participating Employers are as set forth on Exhibit A attached to the Plan. Exhibit A may be updated from time to time by the Committee.

1.17	Payment Sub-Account means a portion of a Participant’s Account established by the Committee to facilitate the administration of distributions under the Plan. A separate Payment Sub-Account shall be established for a Participant for each separate Plan Year that deferrals are made under Section 3.2, as adjusted from time to time pursuant to the terms of the Plan.

1.18	Plan means the EnPro Industries, Inc. Management Stock Purchase Deferral Plan, as the same may be amended from time to time.

1.19	Plan Year means the twelve-month period commencing January 1 and ending the following December 31.

1.20	Potential Change in Control means any of the following events:

(a) the Company entering into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b) the Company or any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) publicly announcing an intention to take actions, which if consummated, would constitute a Change in Control; or

(c) the Board in its sole and exclusive discretion determining, based on facts and circumstances, that there is a possible Change in Control.

1.21	Restricted Share Units means an award of restricted share units under the Stock Plan as described in Section 3.3.

1.22	Separation from Service means a Participant’s “separation from service” with the Participating Employers within the meaning of Section 409A of the Code and any related administrative policies of the Participating Employers.

1.23	Stock Plan means the EnPro Industries, Inc. 2002 Equity Compensation Plan, as the same may be amended from time to time, or any successor plan thereto.

1.24	Stock Unit means a unit having a value as of a given date equal to the Fair Market Value of one (1) share of Common Stock on such date.

ARTICLE II

PLAN ADMINISTRATION

2.1	Committee

The Plan shall be administered by the Committee. The Committee shall be empowered to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee may adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including without limitation any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious. The Committee may delegate any of its duties and powers hereunder to the extent permitted by applicable law.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1	Eligibility

The Committee shall designate which Employees shall be Eligible Employees for a given Plan Year. An Employee designated as an Eligible Employee with respect to one Plan Year need not be designated as an Eligible Employee for any subsequent Plan Year. The Plan is intended to limit eligibility to a “select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

3.2	Deferral Elections

(a) Time and Form of Elections: Elections to defer an Eligible Employee’s Covered Incentive Awards for a Plan Year must be made on such form and pursuant to such procedures as the Committee may establish from time to time and shall be irrevocable for the Plan Year as of December 31 of the preceding year. The first Plan Year for which deferral elections may be made is 2013. The election must be made prior to the start of the applicable Plan Year; provided, however, that an individual who (i) is not otherwise eligible to participate in a nonqualified deferred compensation plan that is required to be aggregated with the Plan pursuant to Treasury Regulation section 1.409A-1(c)(2) and (ii) first becomes an Eligible Employee after the start of a Plan Year may, to the extent permitted by the Committee, make such deferral election within 30 days after first becoming an Eligible Employee solely with regard to the portion of any Covered Incentive Awards for such Plan Year earned for services performed after such deferral election in accordance with the requirements of Section 409A of the Code. An election to defer for a Plan Year shall continue in effect for each subsequent Plan Year unless revoked or modified by the Participant in accordance with procedures established by the Committee; provided, however, that with respect to any Covered Incentive Awards for any subsequent Plan Year, the election to defer becomes irrevocable no later than December 31 of the Plan Year preceding the Plan Year for which the Covered Incentive Award is earned. Notwithstanding any provision herein to the contrary, the Committee, in its discretion, may proportionately reduce the deferral rates for all Participants who have made deferral elections for a Plan Year, provided such reduction is made no later than December 31 of the preceding Plan Year.

(b) Deferral Elections: An Eligible Employee may elect to defer up to 50% of the Eligible Employee’s Covered Incentive Awards for the Plan Year.

(c) Accounts: A Participating Employer shall establish and maintain on its books an Account for each Eligible Employee employed by such Participating Employer who elects to defer the receipt of any amount pursuant to this Section 3.2(c). Such Account shall be designated by the name of the Eligible Employee for whom it is established. The amount to be deferred under this Section 3.2(c) for a given Plan Year shall be credited to a separate Payment Sub-Account within the Eligible Employee’s Account, designated by the applicable Plan Year. Such credit to the Payment Sub-Account shall be made as of the date such amount would have otherwise been paid to the Participant but for the Participant’s deferral election. The amount credited to each Payment Sub-Account shall be in the form of Stock Units, with the number of Stock Units (whole and fractional) equal to the applicable dollar amount that is being deferred divided by the Fair Market Value of a share of Common Stock on the applicable deferral date.

3.3	Matching Awards of Restricted Share Units

(a) Matching Awards: If a Participant makes a deferral election for a Plan Year, the Company shall make a matching award of Restricted Share Units to the Participant under the Stock Plan with the following terms, subject to the prior approval of the Committee:

(i)	The grant date shall be the applicable deferral date on which Stock Units are determined and credited to the Participant’s Payment Sub-Account, or such later date as determined by the Committee;

(ii)	The number of Restricted Share Units awarded shall equal the number of whole Stock Units credited to the Participant’s applicable Payment Sub-Account as of the applicable deferral date, divided by four, and rounded up to the next whole share; provided, however, that the Committee may, in its discretion, determine to proportionately reduce the number of Restricted Share Units being awarded to all Participants receiving such awards as of a given grant date or to make no such awards at all;

(iii)	The Restricted Share Units shall become earned and vested on the third anniversary of the grant date;

(iv)

Any unvested Restricted Share Units shall be canceled and forfeited if the Participant has a Separation from Service prior to the applicable vesting date; provided, however, that the Restricted Share Units shall become immediately vested in the event of the Participant’s Separation from Service as a result of: (i) the Participant’s death or (ii) the Participant’s becoming totally disabled under the Company’s Long-Term Disability Plan, and provided further that in the event of the Participant’s Separation from Service as a result of the Participant’s retirement under the Company’s Salaried Pension Plan (or a similar pension plan maintained by a subsidiary that is the Participant’s employer) the Restricted Share Units shall become immediately vested upon such retirement in the following amounts: one-third of the Restricted Share Units will become vested if the Participant’s retirement occurs on or after the first anniversary of the grant date but before the second anniversary of the grant date, and two-thirds of the Restricted Share Units will become vested if the Participant’s retirement occurs on or after the second anniversary of the grant date but before the third anniversary of the grant date;

(v)	Any vested Restricted Share Units for a Participant shall be payable on the same date that the related Payment Sub-Account is payable to the Participant in accordance with the provisions of Section 3.5. Payment of vested Restricted Share Units shall be made by delivery of one share of Common Stock for each vested Restricted Share Unit being paid, plus a cash payment equal to the aggregate amount of cash dividends paid with respect to one share of Common Stock for each vested Restricted Share Unit being paid from the grant date to and including the applicable payment date.

(b) Award Agreements Control: Each Restricted Share Unit award under this Section 3.3 shall be made in accordance with the terms of the Stock Plan and shall be evidenced by an award agreement, which in all events shall be the governing instrument for such award, and in that regard, in case of any conflict between the terms of this Plan and the award agreement, the award agreement shall control.

3.4	Account Adjustments

Each Payment Sub-Account shall be credited with additional whole or fractional Stock Units for cash dividends paid on the Common Stock based on the number of Stock Units in the Payment Sub-Account on the applicable dividend record date and calculated based on the Fair Market Value of the Common Stock on the applicable dividend payment date. Each Payment Sub-Account shall also be equitably adjusted as determined by the Committee in the event of any stock dividend, stock split or similar change in the capitalization of the Company.

3.5	Account Payments

(a) Payment Options: A Participant for a Plan Year shall elect from among the available payment options set forth in this Section 3.5(a) that shall apply to the Payment Sub-Account for such Plan Year. A separate payment election shall be made with respect to each Payment Sub-Account. The payment election shall be made coincident with the deferral elections under Section 3.2 for such Plan Year:

(i)	Lump Sum Payment Following Separation from Service. The Participant’s Payment Sub-Account shall be payable following the Participant’s Separation from Service in a single cash payment. Payment shall be made as soon as administratively practicable, but in no event more than 75 days, after Separation from Service.

(ii)	Lump Sum Payment in Specified Year. The Participant’s Account shall be payable at the earlier of (A) the calendar year elected by the Participant, to be no earlier than the fifth calendar year following the calendar year in which the Covered Incentive Award being deferred is otherwise payable (e.g., for a Covered Incentive Award earned for services in 2013 and payable in early 2014, the earliest calendar year for payment that could be elected would be 2019), or (B) the Participant’s Separation from Service, in either case in a single cash payment. Payment shall be made as soon as administratively practicable, but in no event more than 75 days, after the earlier of the first business day of the applicable calendar year or Separation from Service, as applicable.

Any election made under this Section 3.5(a) shall be made on such form, at such time and pursuant to such procedures as determined by the Committee in its sole discretion from time to time, provided that such election must become irrevocable no later than the date the related deferral election becomes irrevocable under Section 3.2. For a Participant who does not yet have an election in effect under this Section 3.5(a) or for a Participant who fails to elect a payment option under this Section 3.5(a), the method of payment shall be a lump sum payment following Separation from Service under Section 3.5(a)(i).

(b) Amount of Payment: The amount of the single cash payment of a Participant’s Payment Sub-Account per the applicable payment method elected under Section 3.5(a) shall be determined as of a business day preceding payment under administrative procedures established by the Company equal to the aggregate Fair Market Value of the Stock Units then payable determined as of such business day.

(c) Subsequent Changes to Payment Elections: A Participant who previously elected payment of a Payment Sub-Account under Section 3.5(a)(ii) (i.e., Lump Sum Payment in a Specified Year) may change the specified year of payment with respect to such Payment Sub-Account only if (i) such election is made at least 12 months before the first day of the applicable calendar year of payment previously elected by the Participant (e.g., if the applicable calendar year of payment previously elected by the Participant is 2019, the election under this Section 3.5(c) must be made by no later than December 31, 2017) and (ii) the new calendar year elected is at least 5 years after the applicable calendar year of payment previously elected by the Participant (e.g., if the applicable calendar year of payment previously elected by the Participant is 2019, the new calendar of payment elected under this Section 3.5(c) must be no earlier than 2024). The Payment Sub-Account shall continue to be subject to the requirement under Section 3.5(a)(ii) that it be paid upon an earlier Separation from Service.

(d) Special Provisions for “Specified Employees”: Notwithstanding any provision herein to the contrary, to the extent applicable, in no event shall any payment hereunder payable on account of a Separation from Service be made to a “specified employee” within the meaning of Section 409A of the Code and the

Company’s administrative policies, if any, earlier than six months after the date of the Participant’s Separation from Service, except in connection with the Participant’s death. In the event such delayed payment is required, the amount of the payment shall be based on the aggregate Fair Market Value of the Stock Units then payable determined as of a business day preceding the delayed payment date under administrative procedures established by the Company.

(e) Death: Notwithstanding any provision herein to the contrary, if a Participant dies before having been paid the entire balance of the Participant’s Account, the remaining unpaid balance of the Account shall be payable to the Participant’s Beneficiary in a single cash payment as soon as administratively practicable, but in no event more than 75 days, after the date of death. The amount payable to the Beneficiary shall equal the aggregate Fair Market Value of the Stock Units then payable determined as of a business day preceding the payment date under administrative procedures established by the Company.

(f) Other Payment Provisions: Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the provisions of the Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Committee, in its sole discretion, may decide, and the Committee shall not be liable to any person for any such decision or any payment pursuant thereto.

3.6	Withdrawals on Account of an Unforeseeable Emergency

A Participant who is in active service of a Participating Employer may, in the Committee’s sole discretion, receive a refund of all or any part of the amounts previously credited to the Participant’s Account in the case of an “unforeseeable emergency.” A Participant requesting a payment pursuant to this Section 3.6 shall have the burden of proof of establishing, to the Committee’s satisfaction, the existence of such “unforeseeable emergency,” and the amount of the payment needed to satisfy the same. In that regard, the Participant shall provide the Committee with such financial data and information as the Committee may request. If the Committee determines that a payment should be made to a Participant under this Section 3.6 such payment shall be made within a reasonable time after the Committee’s determination of the existence of such “unforeseeable emergency” and the amount of payment so needed. The Committee may in its discretion establish the order in which amounts shall be withdrawn under this Section 3.6 from a Participant’s Payment Sub-Accounts. As used herein, the term “unforeseeable emergency” means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)), or loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that shall constitute an

“unforeseeable emergency” shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be “unforeseeable emergencies” include, without limitation, the need to send a Participant’s child to college or the purchase of a home. Withdrawals of amounts because of an “unforeseeable emergency” shall not exceed an amount reasonably needed to satisfy the emergency need.

ARTICLE IV

AMENDMENT AND TERMINATION

4.1	Amendment or Termination of Plan

The Participating Employers reserve the right at any time, by action of the Committee, to amend in whole or in part any or all of the provisions of the Plan or to terminate the Plan; provided, however, that no amendment or termination may reduce the amount actually credited to a Participant’s Account on the date of the amendment or termination, or further defer the due dates for the payment of the amounts, without the consent of the affected Participant. Notwithstanding any provision of the Plan to the contrary but only to the extent permitted by Section 409A of the Code, in connection with any termination of the Plan the Committee shall have the authority to cause the Accounts of all Participants (and Beneficiaries of any deceased Participants) to be paid in a single cash payment as of a date determined by the Committee or to otherwise accelerate the payment of all Accounts in such manner as the Committee determines in its discretion.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1	Nature of Plan and Rights

The Plan is unfunded and intended to constitute an incentive and deferred compensation plan for a select group of officers and key management employees of the Participating Employers. If necessary to preserve the above intended plan status, the Committee, in its sole discretion, reserves the right to limit or reduce the number of actual Participants and otherwise to take any remedial or curative action that the Committee deems necessary or advisable. The Accounts established and maintained under the Plan by a Participating Employer are for accounting purposes only and shall not be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Participant, designated beneficiary or estate. The amounts credited by a Participating Employer to such Accounts are and for all purposes shall continue to be a part of the general assets of such Participating Employer, and to the extent that a Participant or Beneficiary acquires a right to receive payments from such Participating Employer pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of such Participating Employer.

5.2	Change in Control Set Aside

To the extent that the Committee determines in its good faith that it will not result in income inclusion under Section 409A(b) of the Code, upon or following the occurrence of a Potential Change in Control, if so directed by the Board in its sole and exclusive discretion, the Company shall set aside in a grantor trust, either existing or to be established, such amount as may be determined by the Board not to exceed the projected benefit obligations under the Plan as of the anticipated date of the possible Change in Control, less any amounts previously set aside in a grantor trust to provide benefits under the Plan.

If a Change in Control does not occur within a reasonable time from the date such funds are set aside, the funds, adjusted for any gains or losses, shall revert to the Company.

5.3	Spendthrift Provision

No Account balance or other right or interest under the Plan of a Participant or Beneficiary may be assigned, transferred or alienated, in whole or in part, by the Participant or Beneficiary, either directly or by operation of law, and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of the Participant or Beneficiary.

5.4	Successors

The Plan shall be binding on each Participating Employer and their respective successors and assigns.

5.5	Employment Noncontractual

The establishment of the Plan shall not enlarge or otherwise affect the terms of any Employee’s employment with his or her Participating Employer, and such Participating Employer may terminate the employment of the Employee as freely and with the same effect as if the Plan had not been established.

5.6	Applicable Law

The Plan shall be governed and construed in accordance with the laws of the State of North Carolina, except to the extent such laws are preempted by the laws of the United States of America.

5.7	Compliance with Code Section 409A

The Plan is intended to comply with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with its intent. Notwithstanding any provision of this Plan to the contrary, in the event that the Committee determines in good faith that any amounts payable under this Plan may not be either exempt from or compliant with Section 409A of the Code, the Committee shall adopt such amendments to this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate (a) to preserve the intended tax treatment of the amounts payable hereunder, to preserve the economic benefits of such amounts, and/or to avoid less favorable accounting or tax consequences for the Participating Employers and/or (b) to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 5.7 does not, and shall not be construed so as to, create any obligation on the part of any Participating Employer to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

5.8	Employees Based Outside the United Stated

Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with the provisions of laws in other countries in which the Participating Employers operate or have Employees, the Committee, in its sole discretion, shall have the power and authority to: (i) modify the terms and conditions of participation in the Plan for any Eligible Employees who are employed outside the United States, and (ii) establish sub-plans, modified deferral or payment procedures and other terms and procedures to the extent such actions may be necessary or advisable in such foreign jurisdictions.

5.9	Claims Procedures

Claims for benefits under the Plan shall be addressed pursuant to the claims procedures applicable under the Company’s tax-qualified 401(k) plan. Any decision pursuant to such claims procedures shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

[Signature on next page]

IN WITNESS WHEREOF, this instrument has been executed by the Company on October 29, 2012.

ENPRO INDUSTRIES, INC.

By:	/s/ Robert P. McKinney
	Name:	Robert P. McKinney
	Title:	Vice President, Human Resources

ENPRO INDUSTRIES, INC. MANAGEMENT STOCK PURCHASE DEFERRAL PLAN

Exhibit A

Participating Employers

(As of the Effective Date)

Participating Employers
1. EnPro Industries, Inc. (Effective Date)
2.
3.
4.
5.
6.